Exhibit 8.1

Significant Subsidiaries	Place of Incorporation

LIZHI INC.	British Virgin Islands

Lizhi Holding Limited	Hong Kong

TIYA Inc.	Cayman Islands

TIYA INC.	British Virgin Islands

Tiya holding limited	Hong Kong

VOCAL BEATS Inc.	British Virgin Islands

VOPI PTE. LTD.	Singapore

TIYA CO., LTD	Japan

Beijing Hongyiyichuang Information Technology Co., Ltd.	PRC

Guangzhou Tiya Information Technology Co., Ltd.	PRC

Guangzhou QingYin Information Technology Co., Ltd.	PRC

Guangzhou Yuyin Information Technology Co., Ltd.	PRC

Guangzhou Yuechuang Information Technology Co., Ltd.	PRC

TIYA PTE. LTD.	Singapore

NASHOR PTE. LTD.	Singapore

FUNAGE FZ-LLC	UAE

Tiya Inc.	USA

VIEs	Place of Incorporation

Guangzhou Lizhi Network Technology Co., Ltd.	PRC

Guangzhou Huanliao Network Technology Co., Ltd.	PRC